Press Release Exhibit 99.1

Acuity Brands Reports Fiscal 2019 Third Quarter Results
Achieves Record Third Quarter Net Sales, Net Income, and Diluted EPS
ATLANTA, July 2, 2019 - Acuity Brands, Inc. (NYSE: AYI) (“Acuity Brands” or “Company”) today announced that fiscal 2019 third quarter net sales increased $3.6 million, or 0.4 percent, to $947.6 million from $944.0 million reported in the prior-year period. Operating profit for the third quarter of fiscal 2019 was $120.3 million, an increase of $12.9 million, or 12.0 percent, over the year-ago period. Net income for the third quarter of fiscal 2019 was $88.4 million, an increase of $15.4 million, or 21.1 percent, compared with the prior-year period. Fiscal 2019 third quarter diluted earnings per share (“EPS”) of $2.22 increased $0.42, or 23.3 percent, compared with $1.80 for the year-ago period. Fiscal 2019 third quarter results reflect record third quarter net sales, net income, and diluted EPS.
Adjusted diluted EPS for the third quarter of fiscal 2019 increased 6.8 percent to $2.53 compared with adjusted diluted EPS of $2.37 for the year-ago period. Adjusted operating profit for the third quarter of fiscal 2019 decreased $1.8 million, or 1.3 percent, to $135.5 million, compared with adjusted operating profit of $137.3 million for the year-ago period. Adjusted operating profit margin declined 20 basis points to 14.3 percent compared with the year-ago period. Adjusted results exclude the impact of amortization expense of acquired intangible assets, share-based payment expense, acquisition-related items, special charges for streamlining activities, and excess inventory adjustments related to the closure of a facility. Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. Generally Accepted Accounting Principles (“GAAP”) measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We are pleased to report solid third quarter financial performance in what continues to be a challenging market environment, particularly with ongoing angst generated by trade policy issues. Third quarter reported diluted EPS of $2.22 rose over 23 percent compared with the year-ago period, while adjusted diluted EPS of $2.53 rose approximately 7 percent compared with the prior period, both records for our third quarter. In addition, our third quarter adjusted gross profit margin exceeded 40 percent for the first time in a year and improved sequentially for the third quarter in a row. Net sales growth through our independent sales network channel was largely offset by lower net sales in the retail sales channel compared with the year-ago period, which was primarily due to the impact of efforts this year to eliminate certain product categories that do not meet our expected profit margin profile. We believe our third quarter net sales growth was also muted by the impact of customers, primarily in the independent sales network channel, pulling forward orders into the first half of the year in advance of announced price increases.”

Press Release Exhibit 99.1

Mr. Nagel continued, “As announced in the fall of 2018 with the launch of our EarthLIGHT program, we believe environmental, social and governance (ESG) factors are important to the long-term success of Acuity Brands and our stakeholders. We have continued our focus on ESG initiatives throughout fiscal 2019 and are pleased to announce the launch of our updated webpage www.acuitybrands.com/about-us/sustainability highlighting some of our efforts to lighten our impact on the Earth and to benefit our business, associates, customers and communities. Also, we are excited to welcome aboard the associates of the recently acquired WhiteOptics, whose broad offering of advanced optical components used to reflect, diffuse and control light for LED lighting will further enhance the performance of our commercial and architectural products.”
Third Quarter Results
Net sales for the three months ended May 31, 2019 increased 0.4 percent compared with the prior-year period due primarily to a greater than 1 percent increase in sales volumes, partially offset by unfavorable foreign exchange rate changes and the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). Changes in product prices and mix of products sold (“price/mix”) were flat compared with the prior year as higher pricing was offset by changes in the mix of products sold and customer mix within certain channels. Management estimated that the realization from recent price increases contributed low single-digit growth to overall net sales for the quarter. Acquired revenues from acquisitions net of lost revenues from divestitures were flat compared to the prior year period.
Fiscal 2019 third quarter results were impacted by the adoption of ASC 606, which resulted in a decrease to revenues, gross profit, and operating profit of $3.8 million, $1.6 million, and $1.6 million, respectively. Additionally, fiscal 2018 results were restated to reflect the impact of adopting Accounting Standards Update No. 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Table of Contents 29 Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”). Upon adoption of ASU 2017-07, prior year’s third quarter reported operating profit and other expense both increased $1.5 million. The provisions of ASU 2017-07 had no impact to previously reported net income or earnings per share.
Gross profit for the third quarter of fiscal 2019 decreased $5.5 million, or 1.4 percent, to $383.6 million compared with $389.1 million in the prior-year period. Gross profit margin decreased 70 basis points to 40.5 percent for the three months ended May 31, 2019 compared with 41.2 percent in the prior-year period. The decline in gross profit margin was due primarily to a shift in sales among key customers within the retail sales channel as well as under-absorption of manufacturing costs as a result of inventory reduction efforts. Although current quarter gross profit reflected a mix shift towards certain customers in the retail sales channel that generate lower gross profit margins as compared with the Company’s historical consolidated gross profit margin profile, the decline was generally offset by proportionally lower selling, distribution, and administrative (“SD&A”) expenses as freight and commissions associated with such sales were lower.

Press Release Exhibit 99.1

Adjusted gross profit margin for the quarter ended May 31, 2019 declined 110 basis points to 40.5 percent compared with 41.6 percent for the year-ago period.
SD&A expenses for the third quarter of fiscal 2019 were $263.4 million compared with $271.8 million in the prior-year period, a decrease of $8.4 million, or 3.1 percent. The decrease in SD&A expenses was due primarily to a decrease in outbound freight and lower professional fees related to acquisitions. The decline in outbound freight was partially due to the customer shift within the retail sales channel as previously noted. SD&A expenses for the third quarter of fiscal 2019 were 27.8 percent of net sales compared with 28.8 percent for the prior-year period. Adjusted SD&A expenses for the fiscal quarter ended May 31, 2019 were $248.1 million, or 26.2 percent of net sales, compared with $255.4 million, or 27.1 percent of net sales, in the prior-year period.
The effective income tax rate was 20.9 percent and 26.4 percent for the three months ended May 31, 2019 and 2018, respectively. The decline in the current fiscal year tax rate reflected a lower federal statutory rate and the recognition of certain research and development cost tax credits, including claims for prior periods, during the current period. Management currently estimates that the Company’s blended consolidated effective income tax rate, before any discrete items, will approximate between 22 percent to 24 percent for fiscal 2019 and 2020.
Year-to-Date Results
Net sales for the first nine months of fiscal 2019 increased over 4 percent to $2.73 billion compared with $2.62 billion for the prior-year period. The Company reported $332.6 million of operating profit, or 12.2 percent of net sales, for the first nine months of fiscal 2019 compared with $317.1 million, or 12.1 percent of net sales, for the prior-year period. Net income for the first nine months of fiscal 2019 was $234.3 million compared with $241.4 million for the year-ago period. Diluted EPS for the first nine months of fiscal 2019 was $5.87 compared with $5.85 for the prior-year period.
Adjusted operating profit for the first nine months of fiscal 2019 increased $3.9 million, or 1.0 percent, to $382.0 million, or 14.0 percent of net sales. Adjusted net income for the first nine months of fiscal 2019 was $272.4 million compared with $255.5 million for the prior-year period, an increase of 6.6 percent. Adjusted diluted EPS for the first nine months of fiscal 2019 increased $0.64, or 10.3 percent, to $6.83 compared with adjusted diluted EPS of $6.19 for the year-ago period. Adjusted results exclude amortization expense of acquired intangible assets, share-based payment expense, manufacturing inefficiencies and excess inventory adjustments related to the closure of a facility, acquisition-related items, special charges for streamlining activities, and a net income tax benefit for discrete items associated with the Tax Cuts and Jobs Act of 2017 (“TCJA”). A reconciliation of adjusted financial measures to the most directly comparable GAAP measure is provided in the tables at the end of this release.

Press Release Exhibit 99.1

Net cash provided by operating activities totaled $312.0 million for the first nine months of fiscal 2019 compared with $299.7 million for the year-ago period. Cash and cash equivalents at the end of the third quarter of fiscal 2019 totaled $333.7 million, an increase of $204.6 million since the beginning of the fiscal year. During the first nine months of fiscal 2019, the Company repurchased 0.4 million shares of its common stock under its previously authorized stock repurchase program at a total cost of $48.7 million and paid dividends to shareholders totaling $15.6 million.
Outlook
Mr. Nagel commented, “We remain cautiously optimistic about overall market conditions for the remainder of calendar year 2019 and do not believe that the demand outlook has meaningfully changed from our outlook provided last quarter. Third-party forecasts and several leading indicators continue to suggest that the North American lighting market, our primary market, should grow in the low-single digit range in calendar 2019, although some leading indicators of future market demand, such as the Architectural Billings Index and the Dodge Momentum Index, have recently softened. Our wide and varied base of customers generally remains positive about calendar year 2019 growth prospects as many customers continue to have healthy backlogs, though they continue to be concerned about the timing of releases and the potential impact that tariffs and higher prices may have on overall demand.”
Mr. Nagel continued, “We believe our fiscal fourth quarter net sales could be down modestly compared with prior year’s net sales, which benefitted from the significant initial stocking of product in the stores of a new customer in the retail sales channel. Also, fourth quarter net sales may be negatively impacted by our efforts to enhance our margin profile as we expect to continue our program of reviewing portions of our product portfolio and services offerings with the objective of eliminating those items and activities that do not meet our return objectives. Lastly, we believe our fourth quarter adjusted operating profit margin will exceed prior-year’s fourth quarter margin as well as improve on a sequential basis from the third quarter.”
Mr. Nagel concluded, “Our focus for fiscal 2020 and beyond is to garner top-line growth driven primarily by outperforming the growth rates of the markets we serve through execution of our previously announced growth strategies, improvement in the mix of products and solutions sold as we execute our tiered solutions strategy, and leveraging our fixed cost infrastructure to achieve targeted incremental margins to improve our overall profitability. We continue to believe the lighting and lighting-related industry as well as building management systems have the potential to experience solid growth over the next decade, particularly as owners and users of lighting equipment and buildings continue to see the potential to transform those investments into strategic assets by deploying our distinctive solutions. We believe we are uniquely positioned to fully participate in this exciting industry.”

Press Release Exhibit 99.1

Conference Call
As previously announced, the Company will host a conference call to discuss third quarter results today, July 2, 2019, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2018 net sales of $3.7 billion, Acuity Brands currently employs approximately 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Aculux®, American Electric Lighting®, Antique Street Lamps™, Atrius™, DGLogik™, Distech Controls®, DTL®, eldoLED®, Gotham®, Healthcare Lighting®, Hydrel®, Indy™, IOTA®, Juno®, Lucid®, Mark Architectural Lighting™, nLight®, Peerless®, RELOC® Wiring, ROAM®, Sensor Switch®, Sunoptics® and Winona® Lighting. Visit us at www.acuitybrands.com.
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, acquisition-related items, manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, special charges associated with efforts to streamline the organization that we execute on an ongoing basis and to integrate acquisitions, and an income tax net benefit for discrete items associated with the TCJA. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit

Press Release Exhibit 99.1

margin,” respectively, which include the impact of manufacturing inefficiencies directly related to the closure of a facility, acquisition-related items, and excess inventory. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses,” which includes amortization of acquired intangible assets, share-based payment expense, and acquisition-related items. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, special charges, and net income tax benefit for discrete items associated with the TCJA. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “could,” “may,” “should”, “suggests,” “remain,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: cautiously optimistic about overall market conditions for the remainder of calendar year 2019 and belief that demand outlook has not meaningfully changed from the outlook provided last quarter; third-party forecasts and several leading indicators continue to suggest that the North American lighting market should grow in the low single-digit range for the remainder of calendar 2019, although some leading indicators have recently softened; customers’ positive outlook for calendar year 2019 growth prospects and concerns about timing of releases and potential impact of tariffs and higher prices on overall demand; belief that fiscal fourth quarter net sales could be down modestly compared with the prior-year period and that adjusted operating profit margin will exceed prior year’s fourth quarter margin as well as improve on a sequential basis from the third quarter; the Company’s blended consolidated effective income tax rate, before any discrete items, will approximate between 22 percent to 24 percent for fiscal 2019 and 2020; the Company’s focus for fiscal 2020 and beyond to garner top-line growth by outperforming the growth rate of our markets, improving the mix of products and solutions sold, and leveraging its fixed cost infrastructure to achieve targeted incremental margins to improve the Company’s overall profitability; efforts to enhance margin profile may result in the potential elimination of certain products and services that do not meet the Company’s return objectives; and potential

Press Release Exhibit 99.1

for overall demand in the Company’s end markets to experience solid growth over the next decade as well as the Company’s position to fully participate in such growth. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	May 31, 2019	August 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$333.7	$129.1
Accounts receivable, less reserve for doubtful accounts of $1.3 and $1.3, respectively	586.0	637.9
Inventories	390.6	411.8
Prepayments and other current assets	69.0	32.3
Total current assets	1,379.3	1,211.1
Property, plant, and equipment, at cost:
Land	22.7	22.9
Buildings and leasehold improvements	190.0	189.1
Machinery and equipment	539.0	516.6
Total property, plant, and equipment	751.7	728.6
Less — Accumulated depreciation and amortization	(471.2)	(441.9)
Property, plant, and equipment, net	280.5	286.7
Goodwill	964.1	970.6
Intangible assets, net	473.1	498.7
Deferred income taxes	2.8	2.9
Other long-term assets	21.3	18.8
Total assets	$3,121.1	$2,988.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$378.8	$451.1
Current maturities of long-term debt	9.1	0.4
Accrued compensation	66.4	67.0
Other accrued liabilities	176.7	164.2
Total current liabilities	631.0	682.7
Long-term debt	347.5	356.4
Accrued pension liabilities	61.9	64.6
Deferred income taxes	89.6	92.5
Self-insurance reserves	7.5	7.9
Other long-term liabilities	98.7	67.9
Total liabilities	1,236.2	1,272.0
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 53,754,706 and 53,667,327 issued, respectively	0.5	0.5
Paid-in capital	924.7	906.3
Retained earnings	2,204.9	1,999.2
Accumulated other comprehensive loss	(122.1)	(114.8)
Treasury stock, at cost — 14,075,197 and 13,676,689 shares, respectively	(1,123.1)	(1,074.4)
Total stockholders’ equity	1,884.9	1,716.8
Total liabilities and stockholders’ equity	$3,121.1	$2,988.8

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Nine Months Ended
	May 31, 2019	May 31, 2018	May 31, 2019	May 31, 2018
Net sales	$947.6	$944.0	$2,734.6	$2,618.9
Cost of products sold	564.0	554.9	1,649.6	1,545.4
Gross profit	383.6	389.1	1,085.0	1,073.5
Selling, distribution, and administrative expenses	263.4	271.8	751.1	745.7
Special charge	(0.1)	9.9	1.3	10.7
Operating profit	120.3	107.4	332.6	317.1
Other expense (income):
Interest expense, net	8.3	8.4	25.6	24.5
Miscellaneous expense (income), net	0.2	(0.2)	2.6	3.8
Total other expense	8.5	8.2	28.2	28.3
Income before income taxes	111.8	99.2	304.4	288.8
Income tax expense	23.4	26.2	70.1	47.4
Net income	$88.4	$73.0	$234.3	$241.4

Earnings per share:
Basic earnings per share	$2.23	$1.81	$5.89	$5.86
Basic weighted average number of shares outstanding	39.7	40.4	39.8	41.2
Diluted earnings per share	$2.22	$1.80	$5.87	$5.85
Diluted weighted average number of shares outstanding	39.8	40.5	39.9	41.3
Dividends declared per share	$0.13	$0.13	$0.39	$0.39

Comprehensive income:
Net income	$88.4	$73.0	$234.3	$241.4
Other comprehensive income (loss) items:
Foreign currency translation adjustments	(8.7)	(7.6)	(12.6)	(15.6)
Defined benefit plans, net of tax	1.3	1.9	5.3	5.3
Other comprehensive loss, net of tax	(7.4)	(5.7)	(7.3)	(10.3)
Comprehensive income	$81.0	$67.3	$227.0	$231.1

Certain prior period amounts have been restated to conform to the current year presentation.

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Nine Months Ended
	May 31, 2019	May 31, 2018
Cash flows from operating activities:
Net income	$234.3	$241.4
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	65.7	58.5
Share-based payment expense	22.9	24.4
Loss on sale or disposal of property, plant, and equipment	0.6	0.1
Deferred income taxes	0.2	(32.0)
Change in assets and liabilities, net of effect of acquisitions, divestitures, and exchange rate changes:
Accounts receivable	72.1	6.5
Inventories	20.5	(66.4)
Prepayments and other current assets	(23.6)	0.6
Accounts payable	(71.5)	62.9
Other current liabilities	(21.6)	(2.6)
Other	12.4	6.3
Net cash provided by operating activities	312.0	299.7
Cash flows from investing activities:
Purchases of property, plant, and equipment	(39.8)	(32.2)
Acquisition of businesses, net of cash acquired	—	(163.5)
Other investing activities	2.9	1.0
Net cash used for investing activities	(36.9)	(194.7)
Cash flows from financing activities:
Borrowings on credit facility	86.5	237.3
Repayments of borrowings on credit facility	(86.5)	(236.1)
Repayments of long-term debt	(0.3)	(0.3)
Repurchases of common stock	(48.7)	(298.4)
Proceeds from stock option exercises and other	0.5	1.6
Payments of taxes withheld on net settlement of equity awards	(4.9)	(7.2)
Dividends paid	(15.6)	(16.2)
Net cash used for financing activities	(69.0)	(319.3)
Effect of exchange rate changes on cash and cash equivalents	(1.5)	(2.5)
Net change in cash and cash equivalents	204.6	(216.8)
Cash and cash equivalents at beginning of period	129.1	311.1
Cash and cash equivalents at end of period	$333.7	$94.3

Certain prior period amounts have been restated to conform to the current year presentation.

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconcile certain GAAP financial measures to the corresponding non-GAAP measures:

(In millions except per share data)	Three Months Ended
	May 31, 2019	May 31, 2018	Increase (Decrease)	Percent Change
Net sales	$947.6	$944.0	$3.6	0.4%

Gross profit (GAAP)	$383.6	$389.1
Add-back: Acquisition-related items (1)	—	0.5
Add-back: Excess inventory (2)	—	3.1
Adjusted gross profit (Non-GAAP)	$383.6	$392.7	$(9.1)	(2.3)%
Percent of net sales	40.5%	41.6%	(110)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$263.4	$271.8
Less: Amortization of acquired intangible assets	(7.7)	(7.2)
Less: Share-based payment expense	(7.6)	(7.6)
Less: Acquisition-related items (1)	—	(1.6)
Adjusted SD&A expenses (Non-GAAP)	$248.1	$255.4	$(7.3)	(2.9)%
Percent of net sales	26.2%	27.1%	(90)	bps

Operating profit (GAAP)	$120.3	$107.4
Add-back: Amortization of acquired intangible assets	7.7	7.2
Add-back: Share-based payment expense	7.6	7.6
Add-back: Acquisition-related items (1)	—	2.1
Add-back: Excess inventory (2)	—	3.1
Add-back: Special charge	(0.1)	9.9
Adjusted operating profit (Non-GAAP)	$135.5	$137.3	$(1.8)	(1.3)%
Percent of net sales	14.3%	14.5%	(20)	bps

Net income (GAAP)	$88.4	$73.0
Add-back: Amortization of acquired intangible assets	7.7	7.2
Add-back: Share-based payment expense	7.6	7.6
Add-back: Acquisition-related items (1)	—	2.1
Add-back: Excess inventory (2)	—	3.1
Add-back: Special charge	(0.1)	9.9
Total pre-tax adjustments to net income	15.2	29.9
Income tax effects	(3.0)	(7.0)
Adjusted net income (Non-GAAP)	$100.6	$95.9	$4.7	4.9%

Diluted earnings per share (GAAP)	$2.22	$1.80
Adjusted diluted earnings per share (Non-GAAP)	$2.53	$2.37	$0.16	6.8%
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(1) Acquisition-related items include profit in inventory and professional fees.
(2) Excess inventory related to the closure of a facility.

Press Release Exhibit 99.1

(In millions, except diluted earnings per share)	Nine Months Ended
	May 31, 2019	May 31, 2018	Increase (Decrease)	Percent Change
Net sales	$2,734.6	$2,618.9	$115.7	4.4%

Gross profit (GAAP)	$1,085.0	$1,073.5
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	1.2	0.5
Add-back: Excess inventory (3)	—	3.1
Adjusted gross profit (Non-GAAP)	$1,087.1	$1,077.1	$10.0	0.9%
Percent of net sales	39.8%	41.1%	(130)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$751.1	$745.7
Less: Amortization of acquired intangible assets	(23.1)	(20.5)
Less: Share-based payment expense	(22.9)	(24.4)
Less: Acquisition-related items (2)	—	(1.8)
Adjusted SD&A expenses (Non-GAAP)	$705.1	$699.0	$6.1	0.9%
Percent of net sales	25.8%	26.7%	(90)	bps

Operating profit (GAAP)	$332.6	$317.1
Add-back: Amortization of acquired intangible assets	23.1	20.5
Add-back: Share-based payment expense	22.9	24.4
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	1.2	2.3
Add-back: Excess inventory (3)	—	3.1
Add-back: Special charge	1.3	10.7
Adjusted operating profit (Non-GAAP)	$382.0	$378.1	$3.9	1.0%
Percent of net sales	14.0%	14.4%	(40)	bps

Net income (GAAP)	$234.3	$241.4
Add-back: Amortization of acquired intangible assets	23.1	20.5
Add-back: Share-based payment expense	22.9	24.4
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	1.2	2.3
Add-back: Excess inventory (3)	—	3.1
Add-back: Special charge	1.3	10.7
Total pre-tax adjustments to net income	49.4	61.0
Income tax effect	(11.3)	(15.7)
Less: Discrete income tax benefits of the TCJA(4)	—	(31.2)
Adjusted net income (Non-GAAP)	$272.4	$255.5	$16.9	6.6%

Diluted earnings per share (GAAP)	$5.87	$5.85
Adjusted diluted earnings per share (Non-GAAP)	$6.83	$6.19	$0.64	10.3%
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(1) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(2) Acquisition-related items include profit in inventory and professional fees.
(3) Excess inventory related to the closure of a facility.
(4) Discrete income tax benefits of the TCJA recognized within Income tax expense on the Consolidated Statements of Comprehensive Income.